UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

GOLD RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	001-34857	84-1473173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2886 Carriage Manor Point

Colorado Springs, CO 80906

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (303) 320-7708

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

This Amendment No. 1 to the Current Report on Form 8-K is being filed by Gold Resource Corporation (the “Company”) to amend and restate the accounting effect of previously identified errors described in Item 4.02 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 8, 2012 (the “Original 8-K”). On November 8, 2012, the Company issued a press release to describe the events leading up to the restatement of the Company’s financial statements, which was filed with the Original 8-K and which should be read in conjunction with the revised accounting information contained herein. To the extent not specifically amended herein, the Company’s disclosure in the Original 8-K remains in effect.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On November 2, 2012, management of Gold Resource Corporation (the “Company”) recommended and the Board of Directors of the Company, including all members of the Audit Committee of the Board of Directors, determined that the Company’s financial statements for the first and second quarters of fiscal 2012 contained errors relating to the recognition of sales of metal concentrates and should be restated. The Company will file an amendment to its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, respectively, to amend and restate financial statements and other financial information for the three months ended March 31, 2012 and the six months ended June 30, 2012.

During the third quarter of 2012, the Company’s executive management became aware of an issue involving material variances between preliminary assays taken from samples of its concentrates at the mine site and assays taken from samples of its concentrates at the buyer’s warehouse. The preliminary assays are used by the Company to determine the provisional sales price for its concentrates, whereas assays from samples taken at the buyer warehouse are used to determine the final sales price. An assay is a metallurgical process for testing concentrate samples to determine the amount and purity of metals contained within those concentrates.

Upon discovery of this issue, management conducted an investigation to determine the cause of the discrepancies and disputed any payment adjustments that were claimed by the buyer where material assay variances had been identified. After the Company concluded its investigation, the Company and the buyer discussed issues related to control and chain of custody of the Company’s concentrates from the time they left the mine site until they were sampled while at the buyer’s warehouse, and agreed to settle the dispute. The settlement requires the buyer to accept as final assays, the Company’s preliminary assays of its concentrates taken at the mine site for the months of April, May and June 2012. Preliminary assays taken at the mine site for the months of February and March 2012 will not be accepted by the buyer, which will result in approximately 1,410 gold equivalent ounces not being paid by the buyer.

The Company concluded that there was an internal control deficiency in its concentrate sales process that did not prevent or detect on a timely basis the potential impact to concentrate sales that results from material variances between assays from concentrate samples taken at the mine site, and assays from samples taken at the buyer’s warehouse, prior to final settlement with the buyer. Management concluded that concentrate sales should have been adjusted at the time the material assay differences were known, even though final settlement had not yet occurred. As a result, the Company will restate its first and second quarter 2012 financial statements to reflect a net reduction to revenues of approximately $3.3 million, which includes assay, pricing and other settlement adjustments with the buyer, for the six months ended June 30, 2012. This deficiency constitutes a material weakness in the design of the Company’s controls over financial reporting. New procedures were implemented in the third quarter of 2012 to monitor our concentrates from the time they leave the mine site until they are sampled at the buyer’s warehouse. Management believes that as of September 30, 2012, the material weakness in its internal controls over its concentrate sales process that existed as at March 31, 2012 and June 30, 2012 had been remediated.

The Company’s Chief Financial Officer and the Chairman of the Audit Committee have discussed the matters disclosed in this filing with its independent registered public accounting firm, StarkSchenkein, LLP. As a result of the pending restatement, the previously issued financial statements for the first and second quarter of 2012 should no longer be relied upon.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this amended Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION

Date: December 14, 2012	By:	/s/ William W. Reid
	Name:	William W. Reid
	Title:	Chief Executive Officer